MAYTAG'S SECOND QUARTER SALES UP NEARLY 8 PERCENT


     NEWTON, IOWA--(July 17, 1997)--Maytag's sales in the second quarter of this year rose 7.9 percent over the second quarter of 1996, while net income was off slightly from the year-earlier period.

     Consolidated sales in the quarter increased to $814.5 million and included $26.3 million in sales from Maytag's China joint venture formed last fall.  Sales were $754.6 million in last year's second period.

     Operating income was $88.4 million in the quarter, up 8 percent from

$81.8 million a year ago.  Net income was $43.8 million (45 cents a share),

compared to last year's second quarter record of $44.3 million (43 cents a share).

     Discussing the results, Maytag Chairman and Chief Executive Officer

Leonard A. Hadley said, "Sales of Hoover brand floor care products and

Dixie-Narco vending equipment continued to be strong in the second quarter,

and Maytag's commercial laundry equipment business benefitted from our new high-efficiency, horizontal-axis washer.  Sales were up for Maytag

International, which handles export sales and licensing agreements, and our

China joint venture had another successful quarter.

     "Major appliances, our largest product category, posted a slight sales increase for the quarter in an intensely competitive business environment.

Sales of the new Maytag and Jenn-Air brand refrigerators were exceptionally strong.  Maytag laundry equipment and dishwashers, plus Magic Chef cooking appliances, also experienced quarterly gains in unit sales.  We noted some weakness in other branded product categories and in private label sales.

     "As expected, operating income for major home appliances was somewhat depressed by costs associated with the initial production of our new products, aggressive merchandising programs and added costs involving our recently established regional product distribution centers.

     "Net income was impacted by higher interest expense in this year's second quarter, compared to the second quarter of 1996.

     "Looking ahead, we continue to believe 1997 will be another good year for Maytag.  Our new products and models should help generate increased sales in the second half of this year, and some costs associated with the new product initiatives will decrease."

     Maytag's North American home appliance segment (major appliances and floor care products) reported record second quarter sales of $724.6 million and operating income of $84.6 million.  A year ago, second quarter sales were $709.5 million and operating income was $85.2 million.

     Dixie-Narco's vending equipment sales rose to $63.7 million, versus

$45.1 million a year ago.  Operating income was $7.7 million, compared to

$3 million in the second quarter of 1997  when the company experienced production-related problems.

     Maytag's China joint venture with Hefei Rongshida reported second quarter sales of $26.3 million and operating income of $2.6 million.

                              First Half 1997

     Maytag's consolidated sales in the first six months of this year were

$1.607 billion, up 8.2 percent from $1.486 billion in last year's first half.  Operating income was $164.9 million, versus $118.5 million last year after a $40 million restructuring charge.

     Net income in the first half of 1997 was $82.3 million (84 cents a share), compared to $60.5 million (58 cents a share). Excluding the restructuring charge, last year's first half net income was $84.9 million

(82 cents a share).

     Maytag's North American home appliance segment reported first half sales of $1.426 billion and operating income of $158.1 million.  A year ago, first half sales were $1.392 billion and operating income was $123.9 million, after the $40 million restructuring charge.

     Dixie-Narco's first half sales rose to $119.6 million, versus $93.7 million a year ago.  Operating income was $14.3 million, compared to $8.9 million in the first half of last year.

     Maytag's China joint venture had sales of $61.7 million in the first half of this year and operating income of $6.1 million.

     Discussing a current situation, Hadley noted that the corporation faces unresolved issues involving a major customer, Montgomery Ward, which filed for Chapter 11 bankruptcy protection on July 7.  At the time of the filing, after adjustments which should be available in bankruptcy, Maytag had accounts receivables due from Montgomery Ward of approximately $39 million.

     Hadley said, "It is too early to determine when and to what extent the amount due from Montgomery Ward will be recovered.  Based on information currently available, we have a reserve for the portion of this account we consider to be at risk.  We continue to evaluate this situation and are having discussions with Montgomery Ward regarding our relationship as they restructure their business, operating under the auspices of bankruptcy court."

     Maytag Corporation is a leading producer of major home appliances,

floor care products and vending equipment.  Its well-known brands include

Maytag, Jenn-Air, Hoover, Magic Chef and Admiral.  Dixie-Narco is the

corporation's vending equipment manufacturer.  Maytag's joint venture in

China is with Hefei Rongshida, one of the country's leading washing machine companies.

                                   * * *

CPI9715

Media Contact:                          Additional Information:
James G. Powell                         http://www.maytagcorp.com
Maytag Communications
515-791-8392

              SECOND QUARTER SALES AND EARNINGS RECONCILIATION


                          NET SALES (in thousands)

                             1997         1996       %Change
Home appliances
     North America        $ 724,569    $ 709,511     +  2.1
     Asia                    26,255
Vending equipment            63,717       45,108     + 41.3

Consolidated              $ 814,541    $ 754,619     +  7.9


                      OPERATING INCOME (in thousands)

                             1997         1996       %Change
Home appliances
     North America        $  84,596    $  85,172     -  0.7
     Asia                     2,625
Vending equipment             7,739        3,017     +156.5
General corporate            (6,574)      (6,370)

Consolidated              $  88,386    $  81,819     +  8.0


                         NET INCOME (in thousands)

                             1997         1996       %Change


Reported                  $  43,783    $  44,343     -  1.3


                             EARNINGS PER SHARE

                             1997         1996       %Change


Reported                  $  0.45       $  0.43      +  4.7


Weighted average shares
outstanding (thousands)    97,785       102,604      -  4.7

                FIRST HALF SALES AND EARNINGS RECONCILIATION


                          NET SALES (in thousands)

                             1997         1996       %Change
Home appliances
     North America       $1,425,729   $1,392,161      + 2.4
     Asia                    61,708
Vending equipment           119,573       93,704      +27.6

Consolidated             $1,607,010   $1,485,865      + 8.2


                      OPERATING INCOME (in thousands)

                             1997         1996       %Change
Home appliances
     North America        $ 158,103    $ 163,901      - 3.5
     Restructuring charge                (40,000)
     Asia                     6,149
Vending equipment            14,300        8,940      +60.0
General corporate           (13,666)     (14,321)

Consolidated              $ 164,886    $ 118,520      +39.1


                         NET INCOME (in thousands)

                             1997         1996       %Change

Comparative               $  82,283    $  84,861      - 3.0
Restructuring charge
     (after-tax)                         (24,400)

Reported                  $  82,283    $  60,461      +36.1


                             EARNINGS PER SHARE

                             1997         1996       %Change

Comparative               $  O.84       $  0.82       + 2.4
Restructuring charge                      (0.24)

Reported                  $  0.84       $  0.58       +44.8

Weighted average shares
outstanding (thousands)    97,700       103,667       - 5.8


MAYTAG CORPORATION -
CONDENSED STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(In thousands, except per share data)
                           Second Quarter Ended       Six Months Ended
                                 June 30                   June 30
                            1997         1996         1997        1996
_________________________________________________________________________

Net sales...............  $ 814,541   $ 754,619    $1,607,010  $1,485,865
Cost of sales...........    590,096     547,404     1,173,083   1,076,223

   Gross profit ........    224,445     207,215       433,927     409,642

Selling, general and
administrative expenses.    136,059     125,396       269,041     251,122
Restructuring charge....                                           40,000
   Operating income ....     88,386      81,819       164,886     118,520

Interest expense........    (14,431)    (10,458)      (29,142)    (21,360)
Other - net.............    ( 1,601)        891           478       1,955

   Income before
   income taxes and
   minority interest....     72,354      72,252       136,222      99,115

Income taxes............     27,728      27,909        51,872      38,654

   Income before
   minority interest....     44,626      44,343        84,350      60,461

Minority interest.......       (843)                   (2,067)

   Net income .......... $   43,783   $  44,343     $  82,283   $  60,461
==========================================================================
Earnings per common share:

   Net income .......... $     0.45    $   0.43     $    0.84   $    0.58
==========================================================================
Weighted average shares
outstanding.............      97,785     102,604        97,700     103,667
__________________________________________________________________________

MAYTAG CORPORATION -
CONDENSED STATEMENTS OF CONSOLIDATED FINANCIAL CONDITION
(In thousands)

                                                 June 30         Dec. 31
                                                    1997            1996
                                               (unaudited)
__________________________________________________________________________

ASSETS

Current assets
Cash and cash equivalents....................   $   33,770      $   27,543
Accounts receivable - net....................      511,328         462,882
Inventories..................................      366,400         327,136
Deferred income taxes........................       30,266          30,266
Other current assets.........................       45,908          57,132

    Total current assets.....................      987,672         904,959

Noncurrent assets............................      555,635         573,096

Property, plant and equipment ...............      894,125         851,885

    Total assets ............................   $2,437,432      $2,329,940
==========================================================================

LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities
Accounts payable and accrued expenses........   $  448,736      $  455,435
Notes payable and
  current maturities of long-term debt.......      162,417         114,576

    Total current liabilities................      611,153         570,011

Deferred income taxes .......................       27,115          27,012

Long-term debt ..............................      479,100         488,537

Postretirement benefits other than pensions..      451,536         447,415

Other noncurrent liabilities ................      157,694         152,998

Minority interest ...........................       72,044          69,977

Shareowners' equity .........................      638,790         573,990

    Total liabilities and shareowners' equity   $2,437,432      $2,329,940
==========================================================================